EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  January 23, 2020

Aspen Group Strengthens Balance Sheet to Begin 2020

$10 Million of Secured Debt Exchanged for $10 Million Secured Convertible Notes Lowering Interest Costs

NEW YORK, NY – January 23, 2020 – Aspen Group, Inc. (NASDAQ: ASPU) (“the Company” or “Aspen” or “AGI”), an education technology holding company, today announced the closing of the refinancing of our secured $10 million term loan bearing an interest rate of 12%. The Company has exchanged the secured $10 million term loan for $10 million of secured convertible notes at an interest rate of 7%.

The convertible notes have a three year term and are convertible into Aspen Group common stock at a conversion price of $7.15 per share. The notes also have a mandatory conversion feature if the closing price of the common stock is at least 150% of the conversion price or $10.725 over a 20 consecutive trading day period, beginning July 20, 2022. As a result, the Company’s annual interest expense will be reduced by approximately $500,000. The prior term notes were due in September 2020, subject to a one year extension and payment of a fee. For further details, please consult the Company’s Form 8-K filed with the Securities and Exchange Commission on January 23, 2020.

In addition to the issuance of the convertible notes, the Company yesterday announced the closing of an underwritten public offering of 2,415,000 shares of its common stock at a price to the public of $7.15 per share. Net proceeds from the offering to Aspen are approximately $16 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Aspen. Canaccord Genuity LLC acted as the sole bookrunning manager of the offering. Craig-Hallum Capital Group LLC and Roth Capital Partners acted as lead managers of the offering.

“These financing initiatives help to strengthen our balance sheet and support the Company’s long-term strategic roadmap, and we are very pleased with the market reaction to the offering,” commented Frank Cotroneo, Aspen Group Inc. Chief Financial Officer.

“The sale of equity provides growth capital for our strategic initiatives, in particular our BSN pre-licensure campus expansion plans. In addition, we completed the exchange of secured notes for convertible notes of equal amounts at a significantly lower interest rate with a reasonable conversion ratio. This transaction decreases our annual interest expense by $500,000 and represents one example of our continued emphasis on financial discipline with an eye toward sustained profitability and funding our future growth,” stated Michael Mathews, Aspen Group Inc. Chairman and Chief Executive Officer.

About Aspen Group, Inc.:

Aspen Group, Inc. is an education technology holding company that leverages its infrastructure and expertise to allow its two universities, Aspen University and United States University, to deliver on the vision of making college affordable again.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding our ability to successfully negotiate leases and keep capital expenditures around the $1.2 million target. The words “believe,” “may,” “projected”, “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of these forward-looking statements may not occur.  Important factors that could cause actual results to differ from those in the forward-looking statements include our ability to negotiate the two leases on terms that we expect and local and industry economic factors which may affect costs.

Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact:

Kim Rogers
Managing Director
Hayden IR
385-831-7337
Kim@HaydenIR.com